GRAINGER REPORTS RESULTS FOR THE THIRD QUARTER 2020
Company achieves strong revenue and share growth and expanded operating margins

Third Quarter Financial Highlights
•Delivered sales of $3.0 billion, up 2.4%, and up 4.6% on an organic daily basis compared to the third quarter 2019 (excluding divestitures)
•Expanded reported and adjusted operating margins by 110 and 90 basis points respectively
•Generated $311 million in operating cash flow and returned $82 million to shareholders through dividends
•Repaid revolving credit facility and increased the dividend in the third quarter 2020; intend to restart share repurchase program in the fourth quarter 2020

CHICAGO, October 22, 2020 - Grainger (NYSE: GWW) today reported results for the third quarter 2020 with sales of $3.0 billion, up 2.4% and up 4.6% on an organic daily basis compared to the third quarter 2019 driven by significant share gains in the U.S. segment and strong growth in the endless assortment businesses.

"I am extremely proud of the Grainger team for delivering strong results in both our U.S. high-touch and endless assortment businesses, as we continued to support new and existing customers, while prioritizing team member safety," said DG Macpherson, Chairman and Chief Executive Officer. "In the third quarter, we captured significant market share by delivering on our core growth initiatives. We also continued to prudently manage our costs and saw sequential margin improvement as non-pandemic volume improved in the quarter. These strong results and stabilizing trends show the value that Grainger brings to customers every day."

2020 Third Quarter Financial Summary

($ in millions)	Q3 2020		Q3 2019		Q3
					Fav. (Unfav.) vs. Prior
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Net Sales	$3,018	$3,018	$2,947	$2,947	2%	2%
Gross Profit	$1,074	$1,074	$1,099	$1,099	(2)%	(2)%
Operating Earnings	$380	$374	$338	$339	12%	10%
Net Earnings	$240	$246	$233	$233	3%	5%
Diluted Earnings Per Share	$4.41	$4.52	$4.25	$4.26	4%	6%

Gross Profit %	35.6%	35.6%	37.3%	37.3%	(170) bps	(170) bps
Operating Margin	12.6%	12.4%	11.4%	11.5%	110 bps	90 bps
Tax Rate	29.3%	26.5%	24.2%	24.2%	(510) bps	(230) bps
(1)Results exclude restructuring and income tax items as shown in the supplemental information of this release. Reconciliations of the adjusted measures reflected in this table to the most directly comparable GAAP measures are provided in the supplemental information of this release.

Revenue
Daily sales for the quarter increased 2.4% as compared to the 2019 third quarter. Organic daily sales, which exclude revenues from the divested Fabory and China businesses from the prior year results, increased 4.6% as compared to the 2019 third quarter. These sales increases were fueled by share gains in the U.S. segment and significant growth in the endless assortment businesses which more than offset declines in the Canada segment.

U.S. Segment sales were up 3.1%, outgrowing the U.S. MRO market which declined an estimated 5% to 6%. This increase was driven largely by higher volume of pandemic-related products, partially offset by year-over-year decreases in non-pandemic product sales. The declines in non-pandemic product sales continued to moderate, while growth in pandemic product sales remained elevated, but began to ease from the levels experienced earlier in the year.

There was no material impact from foreign exchange rates during the 2020 third quarter and the third quarter of 2019 and 2020 had the same number of selling days.

Gross Profit Margin
Reported and adjusted gross profit margin for the third quarter of 2020 was 35.6%. This compares to reported and adjusted gross profit margin in the third quarter of 2019 of 37.3%. The unfavorable variance was driven by pandemic-related mix headwinds, particularly noticeable in our U.S. segment, and the continued business unit mix impact from the faster growth in our lower-margin endless assortment businesses.

Earnings
Reported operating earnings for the 2020 third quarter of $380 million were up 12% versus $338 million in the 2019 third quarter. On an adjusted basis, operating earnings for the quarter of $374 million were up 10% versus $339 million in the 2019 third quarter.

Reported operating margin of 12.6% increased 110 basis points in the third quarter of 2020 versus the prior year third quarter. Adjusted operating margin of 12.4% in this quarter increased 90 basis points versus the prior year third quarter. The increase in adjusted operating margin was due primarily to 260 basis points of SG&A leverage achieved in the third quarter due to cost reduction actions in our high-touch solutions model and leverage gains within our endless assortment businesses.

Reported earnings per share of $4.41 in the third quarter of 2020 were up 4% versus $4.25 in the 2019 third quarter. Adjusted earnings per share in this quarter of $4.52 increased 6% versus $4.26 in the 2019 third quarter. The increase in earnings per share was due primarily to higher operating earnings and lower average shares outstanding in the current period, partially offset by a higher tax rate.

Tax Rate
Third quarter 2020 reported tax rate was 29.3% versus 24.2% in the 2019 third quarter. The difference was primarily related to the divestiture of the Fabory business. Excluding net restructuring and non-recurring income tax items, the adjusted tax rates were 26.5% and 24.2% for the three months ended September 30, 2020 and September 30, 2019, respectively.

Cash Flow
Operating cash flow was $311 million in the 2020 third quarter compared to $320 million in the 2019 third quarter. The decrease in operating cash flow was primarily driven by investments in working capital, primarily inventory, enabling us to better serve our customers. These investments more than offset higher net earnings. During the third quarter of 2020, Grainger announced a dividend increase, marking its 49th consecutive annual increase, and returned $82 million in the form of dividends to shareholders. The company fully repaid its revolving credit facility in the third quarter and intends to restart its share repurchase program in the fourth quarter of 2020.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. ET on October 22, 2020 to discuss the third quarter results. The webcast will be hosted by DG Macpherson, Chairman and CEO, and Tom Okray, Senior Vice President and CFO, and can be accessed at invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., with 2019 sales of $11.5 billion, is North America's leading broad line supplier of maintenance, repair and operating (MRO) products, with operations primarily in North America, Japan and Europe.

Visit invest.grainger.com to view information about the company, including a supplement regarding 2020 third quarter results. Additional company information can be found on the Grainger Investor Relations website which includes our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: the unknown duration and the health, economic, operational and financial impacts of the global outbreak of the coronavirus disease 2019 ("COVID-19") as well as the impact of actions taken or contemplated by governmental authorities or others in connection with the COVID-19 pandemic, in each case, on the company’s businesses, its employees, customers and suppliers, including disruption to our operations resulting from employee illnesses, the development and availability of effective treatment or vaccines, any mandated facility closures of non-essential businesses, stay in shelter health orders or other similar restrictions for customers and suppliers, changes in customers' product needs, suppliers' inability to meet unprecedented demand for COVID-19 related products, the potential for government action to allocate or direct products to certain customers which may cause disruption in relationships with other customers, disruption caused by business responses to the COVID-19 pandemic, including working remote arrangements, which may create increased vulnerability to cybersecurity incidents, including breaches of information systems security, adaptions to the Company’s controls and procedures, including financial reporting processes, required by working remote arrangements, which could impact the design or operating effectiveness of such controls or procedures, and global or regional economic downturns or recessions, which could result in a decline in demand for the company’s products or limit the company’s ability to access capital markets on terms that are attractive or at all; higher product costs or other expenses; a major loss of customers; loss or disruption of sources of supply; increased competitive pricing pressures; failure to develop or implement new technology initiatives or business strategies; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in the company’s gross profit percentage; the company’s responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, safety or compliance, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards; government contract matters; disruption of information technology or data security systems involving the company or third parties on which the company depends; general industry, economic, market or political conditions; general global economic conditions including tariffs and trade issues and policies; currency exchange rate fluctuations; market volatility, including volatility or price declines of the company’s common stock; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; other pandemic diseases or viral contagions; natural and other catastrophes; unanticipated and/or extreme weather conditions; loss of key members of management; the company’s ability to operate, integrate and leverage acquired businesses; changes in effective tax rates; changes in credit ratings or outlook; the company’s incurrence of indebtedness and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Irene Holman
Senior Director, External Affairs	Vice President, Investor Relations
O: 847-535-0879	O: 847-535-0809
M: 847-830-5328	M: 847-217-8679

Grainger Media Relations Hotline	Abby Sullivan
847-535-5678	Sr. Manager, Investor Relations

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In millions of dollars, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$3,018	$2,947	$8,856	$8,639
Cost of goods sold	1,944	1,848	5,645	5,324
Gross profit	1,074	1,099	3,211	3,315
Selling, general and administrative expenses	694	761	2,467	2,234
Operating earnings	380	338	744	1,081
Other (income) expense:
Interest expense, net	23	20	72	60
Other, net	(5)	(4)	(16)	(18)
Total other expense, net	18	16	56	42
Earnings before income taxes	362	322	688	1,039
Income tax provision	106	78	118	261
Net earnings	256	244	570	778
Less: Net earnings attributable to noncontrolling interest	16	11	43	32
Net earnings attributable to W.W. Grainger, Inc.	$240	$233	$527	$746

Earnings per share:
Basic	$4.43	$4.27	$9.74	$13.46
Diluted	$4.41	$4.25	$9.70	$13.40
Weighted average number of shares outstanding:
Basic	53.6	54.1	53.6	55.0
Diluted	53.9	54.4	53.8	55.2
Diluted Earnings Per Share
Net earnings as reported	$240	$233	$527	$746
Earnings allocated to participating securities	(2)	(2)	(5)	(6)
Net earnings available to common shareholders	$238	$231	$522	$740
Weighted average shares adjusted for dilutive securities	53.9	54.4	53.8	55.2
Diluted earnings per share	$4.41	$4.25	$9.70	$13.40

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)

	(Unaudited)
Assets	September 30, 2020 (1)	December 31, 2019
Cash and cash equivalents (7)	$859	$360
Accounts receivable – net	1,485	1,425
Inventories – net	1,780	1,655
Prepaid expenses and other current assets	120	104
Prepaid income taxes	29	11
Total current assets	4,273	3,555
Property, buildings and equipment – net	1,394	1,400
Deferred income taxes	11	11
Goodwill (2)	369	429
Intangibles – net (3)	224	304
Other assets	312	306
Total assets	$6,583	$6,005
Liabilities and Shareholders’ Equity
Short-term debt (4)	$—	$55
Current maturities of long-term debt (5)	12	246
Trade accounts payable	836	719
Accrued compensation and benefits	201	228
Accrued contributions to employees’ profit-sharing plans (6)	48	85
Accrued expenses	324	318
Income taxes payable	20	27
Total current liabilities	1,441	1,678
Long-term debt – less current maturities (7)	2,388	1,914
Deferred income taxes and tax uncertainties	112	106
Other non-current liabilities	267	247
Shareholders' equity (8)	2,375	2,060
Total liabilities and shareholders’ equity	$6,583	$6,005

(1) Does not include results of the Fabory business (divested on 6/30/2020) or the Grainger China business (divested on 8/21/2020).
(2) Goodwill decreased $60 million primarily due to a $58 million impairment of Fabory goodwill recorded in the first quarter of 2020.
(3) Intangibles - net decreased $80 million primarily due to a $74 million impairment of Fabory intangibles recorded in the first quarter of 2020.
(4) Short-term debt decreased $55 million primarily due to the repayment of the Company's foreign lines of credit.
(5) Current maturities of long-term debt decreased $234 million primarily due to the repayment of the British pound term loan and the Canadian dollar revolving credit facility.
(6) Accrued contributions to employees' profit-sharing plans decreased $37 million primarily due to the timing of annual cash contributions and the reduction of the contribution rate in 2020.
(7) Long-term debt increased $474 million primarily due to the issuance of $500 million in unsecured senior notes in February 2020, partially offset by the repayments of international debt.
(8) Common stock outstanding as of September 30, 2020 was 53,668,050 compared with 53,687,528 shares at December 31, 2019, primarily due to share repurchases in the first quarter of 2020.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net earnings	$256	$244	$570	$778

Provision for credit losses	4	1	18	7
Deferred income taxes and tax uncertainties	9	7	9	19
Depreciation and amortization	42	58	137	171
Net (gains) losses from sales of assets and business divestitures	(6)	—	104	(5)
Impairment of goodwill, intangible and long-lived assets	—	—	177	—
Stock-based compensation	10	9	36	32
Subtotal	59	75	481	224
Change in operating assets and liabilities:
Accounts receivable	(32)	(1)	(145)	(119)
Inventories	(78)	6	(222)	18
Prepaid expenses and other assets	8	7	(29)	(15)
Trade accounts payable	66	(50)	145	50
Accrued liabilities	19	50	(13)	(137)
Income taxes, net	(1)	(9)	(19)	(16)
Other non-current liabilities	14	(2)	19	(13)
Subtotal	(4)	1	(264)	(232)
Net cash provided by operating activities	311	320	787	770
Cash flows from investing activities:
Additions to property, buildings, equipment and intangibles	(59)	(56)	(152)	(163)
Proceeds from sale of assets and business divestitures	9	2	22	16
Other - net	—	—	(2)	2
Net cash used in investing activities	(50)	(54)	(132)	(145)
Cash flows from financing activities:
Net (decrease) increase in lines of credit	(15)	1	(53)	4
Net (decrease) increase in long-term debt	(931)	(14)	222	(48)
Proceeds from stock options exercised	19	3	47	19
Payments for employee taxes withheld from stock awards	(2)	—	(16)	(10)
Purchases of treasury stock	—	(200)	(101)	(600)
Cash dividends paid	(82)	(79)	(246)	(242)
Other - net	—	—	—	2
Net cash used in financing activities	(1,011)	(289)	(147)	(875)
Exchange rate effect on cash and cash equivalents	6	(6)	(9)	(2)
Net change in cash and cash equivalents	(744)	(29)	499	(252)
Cash and cash equivalents at beginning of period	1,603	315	360	538
Cash and cash equivalents at end of period	$859	$286	$859	$286

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as “adjusted” measures, including sales on an organic daily basis, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes sales on an organic daily basis, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information. The company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP measures are not provided.

The reconciliations provided below reconcile GAAP financial measures to the non-GAAP financial measures: sales on an organic daily basis, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Daily sales reported	2.4%	2.5%	2.0%	2.1%
Business divestitures (1)	2.2	—	0.7	—
Organic daily sales	4.6%	2.5%	2.7%	2.1%

(1) Represents the results of the Fabory business (divested on 6/30/2020) and the Grainger China business (divested on 8/21/2020).

In millions	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	Gross Profit %	2019	Gross Profit %	2020	Gross Profit %	2019	Gross Profit %
Gross profit reported	$1,074	35.6%	$1,099	37.3%	$3,211	36.3%	$3,315	38.4%
Restructuring, net	—	—	—	—	—	—	1	—
Gross profit adjusted	$1,074	35.6%	$1,099	37.3%	$3,211	36.3%	$3,316	38.4%

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

In millions	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	Operating Margin %	2019	Operating Margin %	2020	Operating Margin %	2019	Operating Margin %
Operating earnings reported	$380	12.6%	$338	11.4%	$744	8.4%	$1,081	12.5%
Restructuring, net, impairment charges, and business divestiture (gains) losses	(6)	(0.2)	1	0.1	288	3.2	—	—
Operating earnings adjusted	$374	12.4%	$339	11.5%	$1,032	11.6%	$1,081	12.5%

In millions	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	%	2020	2019	%
Net earnings reported	$240	$233	3%	$527	$746	(29)%
Restructuring, net, impairment charges, and business divestiture (gains) losses	6	—		153	—
Net earnings adjusted	$246	$233	5%	$680	$746	(9)%

Diluted earnings per share reported	$4.41	$4.25	4%	$9.70	$13.40	(28)%
Pretax restructuring, net, impairment charges, and business divestiture (gains) losses	(0.10)	0.01		5.29	—
Tax effect (1)	0.21	—		(2.47)	—
Total, net of tax	0.11	0.01		2.82	—
Diluted earnings per share adjusted	$4.52	$4.26	6%	$12.52	$13.40	(7)%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company's ability to realize the associated tax benefits. The lower tax rate effect in the current year quarter was primarily driven by tax impacts related to the Fabory divestiture.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Bps impact	2020	2019	Bps impact
Effective tax rate reported	29.3%	24.2%	510	17.3%	25.1%	(780)
Fabory Tax Impact, non-operating	(3.3)	—		8.7	—
Tax impact of other restructuring	0.5	—		—	—
Effective tax rate adjusted	26.5%	24.2%	230	26.0%	25.1%	90

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